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March 29, 2024

ALPS ETF Trust

1290 Broadway

Suite 1000

Denver, Colorado 80203

Re:	Opinion of Counsel Regarding Issuance of Shares by ALPS ETF Trust (the “Trust”)

(File Nos. 333-148826; 811-22175)

Dear Ladies and Gentlemen:

We have acted as counsel to the Trust, a statutory trust organized under the laws of the State of Delaware, in connection with the registration of shares of beneficial interest, no par value (“Shares”) of the ALPS REIT Dividend Dogs ETF, ALPS Equal Sector Weight ETF, Alerian MLP ETF, ALPS Sector Dividend Dogs ETF, Barron’s 400SM ETF, ALPS International Sector Dividend Dogs ETF, RiverFront Strategic Income Fund, Alerian Energy Infrastructure ETF, ALPS Emerging Sector Dividend Dogs ETF, ALPS Medical Breakthroughs ETF, RiverFront Dynamic Core Income ETF, RiverFront Dynamic US Dividend Advantage ETF, ALPS Active Equity Opportunity ETF, ALPS Disruptive Technologies ETF, ALPS Clean Energy ETF, ALPS Active REIT ETF, ALPS Global Travel Beneficiaries ETF, ALPS Intermediate Municipal Bond ETF, Level Four Large Cap Growth Active ETF, ALPS | Smith Core Plus Bond ETF, ALPS | O’Shares U.S. Quality Dividend ETF, ALPS | O’Shares U.S. Small-Cap Quality Dividend ETF, ALPS | O’Shares Global Internet Giants ETF and ALPS | O’Shares Europe Quality Dividend ETF, each a series of the Trust, under the Securities Act of 1933, as amended (the “1933 Act”). In such capacity, we have reviewed the Trust’s Registration Statement on Form N-1A under the 1933 Act and the Investment Company Act of 1940, as amended, as filed by the Trust with the Securities and Exchange Commission (the “Registration Statement”). We are familiar with the actions taken by the Trust and its Board of Trustees in connection with the organization of the Trust and the authorization, and the proposed issuance and sale, of Shares, including but not limited to the adoption of a resolution authorizing the issuance of Shares for each series of the Trust in the manner described in the prospectus contained in the Registration Statement (the “Prospectus”). In addition, we have reviewed the Trust’s Amended and Restated Declaration of Trust and such other documents and matters as we have deemed necessary to enable us to render this opinion. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates when issued and sold in the manner described in the Prospectus, will be legally issued, fully paid and non-assessable.

March 29, 2024 Page 2

We are attorneys licensed to practice only in the State of New York and the District of Columbia. The foregoing opinion is limited to the federal laws of the United States and the Delaware Statutory Trust Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Fund Service Providers” in the Prospectus, “For More Information—Legal Counsel” on the outside back cover of the Prospectus and “Miscellaneous Information—Counsel” in the Statement of Additional Information, each forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Dechert LLP

Dechert LLP